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                                 EXHIBIT 10.6

                        UNOCAL SUPPLEMENTAL SAVINGS PLAN

  The Unocal Supplemental Savings Plan (the "Plan") is adopted effective January 1, 1997. The Plan is established and maintained by the Company for the purpose of permitting certain of its employees who are Participants in the Unocal Savings Plan to receive contributions if they are subject to limitations on contributions resulting from the operation of Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, on defined contribution plans to which that section applies.

  Accordingly, Union Oil Company of California, dba Unocal, hereby adopts the Plan pursuant to the terms and provisions set forth below:

                                   ARTICLE I
                                  DEFINITIONS

  Wherever used herein, the following terms shall have the meanings hereafter set forth:

  1.1. "Accounting Date" means any date adopted by the Company for purposes of contributions to the Plan and interest accruals thereunder.

  1.2.  "Board" means the Board of Directors of the Company.

  1.3. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any regulations relating thereto.

  1.4. "Company" means Union Oil Company of California, dba Unocal, a California corporation, or, to the extent provided in Section 8.8 below, any successor corporation or other entity resulting from a merger or consolidation into or with the Company or a transfer or sale of substantially all of the assets of the Company.

  1.5. "Participant" means an employee of the Company or a subsidiary or affiliate thereof who is eligible for participation under the Qualified Plan and to whom or with respect to whom contributions may be made under the Plan.

  1.6.  "Plan" means the Unocal Supplemental Savings Plan.

  1.7. "Plan Year" means the calendar year or any other 12-consecutive-month period that may be designated by the Company as its fiscal year and the fiscal year of the Qualified Plan.

  1.8. "Qualified Plan" means the Unocal Savings Plan, and each predecessor, successor or replacement cash or deferred arrangement.

  1.9. "Qualified Plan Company Matching Contribution" means the total of all matching contributions made by the Company for the benefit of a Participant under and in accordance with the terms of the Qualified Plan in any Plan Year.

  1.10. "Qualified Plan Accounts" means the accounts established for a Participant under the Qualified Plan.

  1.11. "Supplemental Matching Contribution" means the matching contribution made by the Company for the benefit of a Participant under and in accordance with the terms of the Plan in any Plan Year.

  1.12. "Supplemental Account" means the account maintained by the Company under the Plan for a Participant that is credited with amounts contributed under
Section 3.1 of the Plan.
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          1.13.  "Vested" shall have the same meaning as such term is defined under the Qualified Plan.

          1.14. Words in the masculine gender shall include the feminine and the singular shall include the plural, and vice versa, unless qualified by the context. Any headings used herein are included for ease of reference only, and are not to be construed so as to alter the terms hereof.

                                   ARTICLE II
                                  ELIGIBILITY

          A Participant who is eligible to receive Qualified Plan Company Matching Contributions, the total amount of which is reduced by reason of the application of the limitations on contributions imposed under Section 401(a)(17) of the Code, as in effect on any date for allocation of the amount of the Qualified Plan Company Matching Contribution, or as in effect at any time thereafter, to the Qualified Plan shall be eligible to participate in the Plan.

                                  ARTICLE III
                           SUPPLEMENTAL CONTRIBUTIONS

          3.1. Supplemental Matching Contributions. (a) Each Plan Year, the Company will make a Supplemental Matching Contribution to this Plan on behalf of each Participant in an amount equal to the difference between (i) and (ii) below:

          (i.) The Qualified Plan Company Matching Contribution that would have been allocated to the Qualified Plan for the Participant for the Plan Year if the Participant elected to make a pretax contribution of 6% of base pay, without giving effect to any reductions required by the limitations imposed by the Code on the Qualified Plan;

LESS

          (ii.) The amount of the Qualified Plan Company Matching Contribution that would have been allocated to the Participant for the Plan Year if such Participants elected to contribute 6% (six percent) of base pay as a pretax contribution to said Plan.

          3.2 The Company may at its sole discretion elect to make any of the contributions required above either as of the close of the Plan Year or with respect to Qualified Plan Company Matching Contributions limited by Section 401(a)(17) of the Code as of an Accounting Date selected by the Company.

                                   ARTICLE IV
                     INTEREST ON SUPPLEMENTAL CONTRIBUTIONS

          4.1. Amounts in a Participant's Supplemental Account shall be credited with interest from the applicable Accounting Date until a Distribution Date.

          4.2. For each Plan Year or portion thereof, interest shall be credited based on the average 10-year U.S. Treasury bond rate for December of the year prior to such Plan Year, plus 2% (two percent).

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          4.3.  The Company may elect to invest funds in any manner it elects to provide for benefits hereunder or not to invest funds. Any returns, gains or losses of Company shall not alter the interest credited to a Participant under
Section 4.2 above.

                                   ARTICLE V
                                 DISTRIBUTIONS

          5.1.  Distribution.  All amounts credited to a Participant's
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Supplemental Account which are Vested, including interest credited in accordance with Article IV of the Plan, shall be distributed to or with respect to a Participant only upon termination of the Participant's employment with the Company and all affiliates thereof for any reason including death. All amounts distributable under the Plan shall be distributed in the manner and within 60 days of the distribution of the Participant's accounts under the Qualified Plan following termination of employment with the Company and all affiliates, except where an alternate election as to distribution is provided by the Company under this Plan and properly elected by the Participant.

          If a Participant should die before distribution of the full amount of Supplemental Account has been made, any remaining amounts shall be distributed to the beneficiary and in the method designated by the Participant in a writing delivered to the Company prior to his death. If a Participant has not designated a beneficiary or method of distribution, or if no designated beneficiary is living on the date of distribution, such amounts shall be distributed to those persons entitled to receive distributions of the Participant's accounts under the Qualified Plan and in the same method as distribution is made under the Qualified Plan.

                                   ARTICLE VI
                          ADMINISTRATION OF THE PLANS

          6.1.  Administration by the Company.  The Company shall be responsible
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for the general operation and administration of the Plan and for carrying out the provisions thereof.

          6.2.  General Powers of Administration.  All provisions set forth in
                --------------------------------
the Qualified Plan with respect to the administrative powers and duties of the Company, expenses of administration, and procedures for filing claims shall also be applicable with respect to the Plan.

The Company shall be entitled to rely conclusively upon all tables, valuations, certificates, opinion and reports furnished by any actuary, accountant, counsel or other person employed or engaged by the Company with respect to the Plan.

                                  ARTICLE VII
                            AMENDMENT OR TERMINATION

          7.1.  Amendment or Termination.  The Company intends the Plan to be
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permanent but reserves the right to amend or terminate the Plan when, in the sole opinion of the Company, such amendment or termination is advisable. Any such amendment or termination shall be made pursuant to a resolution of the Board and shall be effective as of the date of such resolution.

          7.2.  Effect of Amendment or Termination.  No amendment or termination
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of the Plan shall directly or indirectly reduce the balance of any Supplemental
Account held hereunder as of the effective date of such amendment or termination. Upon termination of the Plan, distribution of amounts in Supplemental Account shall be made to the Participant or his beneficiary in the

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manner and at the time described in Section 5.1 of the Plan.  No additional
Supplemental Matching Contributions shall be made to the Supplemental Account of a Participant after termination of the Plan, but the Company shall continue to credit interest pursuant to Section 4.1, until the balance of such Supplemental Account has been fully distributed to the Participant or his beneficiary.

                                  ARTICLE VIII
                               GENERAL PROVISIONS

          8.1.  Participant's Rights Unsecured.  Except to the extent the
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Company shall in its sole discretion, elect to provide otherwise, the right of a
Participant or his designated beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Company, and neither the Participant nor a designated beneficiary shall have any rights in or against any specific assets of the Company. Nothing herein shall prohibit the Company from electing to provide benefits hereunder through any investment it elects, including life insurance policies or contracts or establish a Rabbi Trust. A Participant shall have no interest or claims as to such investments, or trust or policies except as explicitly provided thereunder.

          8.2.  General Conditions.  Except as otherwise expressly provided
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herein, all terms and conditions of the Qualified Plan applicable to a Qualified
Plan Company Matching Contribution will also be applicable to a Supplemental Matching Contribution, or any other contributions to be made under the Qualified Plan, shall be made solely in accordance with the terms and conditions of the Qualified Plan and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Qualified Plan.

          8.3.  No Guarantee of Benefits.  Nothing contained in the Plan shall
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constitute a guaranty by the Company or any other person or entity that the assets of the Company will be sufficient to pay any benefit hereunder.

          8.4.  No Enlargement of Employee Rights.  No Participant shall have
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any right to receive a distribution of contributions made under the Plan except in accordance with the terms of the Plan. Establishment of the Plan shall not be construed to give any Participant the right to be retained in the service of the Company.

          8.5.  Spendthrift Provision.  No interest of any person or entity in,
                ---------------------
or right to receive a distribution under, the Plan shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind; nor may such interest or right to receive a distribution be taken, either voluntarily or involuntarily for the satisfaction of the debts of, or other obligations or claims against, such person or entity, including claims for alimony, support, separate maintenance and claims in bankruptcy proceedings.

          8.6.  Applicable Law.  The Plan shall be construed and administered
                --------------
under the laws of the State of California.

          8.7.  Incapacity of Recipient.  If any person entitled to a
                -----------------------
distribution under the Plan is deemed by the Company to be incapable of personally receiving and giving a valid receipt for such payment, then, unless and until claim therefore shall have been made by a duly appointed guardian or other legal representative of such person, the Company may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person. Any such payment shall be a payment for the account of such person and a complete discharge of any liability of the Company and the Plan therefore.

          8.8.  Corporate Successors.  The Plan shall not be automatically
                --------------------
terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with

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any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan. In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate subject to the provisions of Section 7.2.

     8.9  Unclaimed Benefit.  Each Participant shall keep the Company informed
          -----------------
of his current address and the current address of his designated beneficiary. The Company shall not be obligated to search for the whereabouts of any person. If the location of a Participant is not made known to the Company within three
(3) years after the date on which payment of the Participant's Supplemental Account may first be made, payment may be made as though the Participant had died at the end of the three-year period. If, within one additional year after such three-year period has elapsed, or, within three years after the actual death of a Participant, the Company is unable to locate any designated beneficiary of the Participant, then the Company shall have no further obligation to pay any benefit hereunder to such Participant or designated beneficiary and such benefit shall be irrevocably forfeited.

          8.10  Effective Date.  The Plan shall be first effective as of January
                --------------
1, 1997 but only with respect to a Participant who as of July 28, 1997 was on a regular payroll of the Company or a Subsidiary. However, Participant who was on such a payroll as of July 28, 1997 because of participation in the Unocal Employee Redeployment Program or similar arrangement shall not be eligible for participation hereunder.

          8.11.  Limitations on Liability.  Notwithstanding any of the preceding
                 ------------------------
provisions of the Plan, neither the Company nor any individual acting as employee or agent of the Company shall be liable to any Participant, former Participant or other person for any claim, loss, liability or expense incurred in connection with the Plan.

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